Exhibit 99.1

American Shared Hospital Services Announces Official Notice of Certificate of Need Approval to Acquire the Technology to Construct and Operate a Proton Beam Radiation Therapy Facility in the State of Rhode Island

SAN FRANCISCO, CA, December 17, 2024 - American Shared Hospital Services (NYSE American: AMS) (the “Company” or “AMS”), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced that its wholly owned subsidiary, ASHS – Rhode Island Proton Beam Radiation Therapy, LLC, has officially obtained a Certificate of Need (CON) to acquire the technology necessary to construct and operate a freestanding Proton Beam Radiation Treatment (PBRT) system in Johnston, Rhode Island.

Following the unanimous positive recommendation by the Health Service Council, the Director of the Rhode Island Department of Health accepted the recommendation of the Health Service Council to grant the CON.

Ray Stachowiak, Executive Chairman and CEO of the Company, commented,

“We are honored to have received this CON, as it gives us the opportunity to provide the physicians who comprise the Rhode Island cancer care community with the most highly sophisticated radiation therapy technology that exists, enabling Rhode Island cancer care providers to provide a continuum of coordinated comprehensive cancer care to their patients. We anticipate this facility being built and treating its first patients in 36 – 39 months. Once this occurs, Rhode Island residents whose physicians determine that their cancer can best be treated with proton therapy will no longer have to travel to Boston or New York to seek their care.

This facility would be our latest addition to the three Rhode Island photon radiation therapy facilities, in which AMS is the 60% majority owner in conjunction with the second and third largest health systems in RI. In addition, in April of 2024 a CON was granted to ASHS - Bristol Radiation Therapy, LLC a wholly owned subsidiary of AMS, that brings much needed radiation therapy to the underserved East Bay of Rhode Island augmenting our integrated network of strategic and conveniently located radiation therapy facilities in Rhode Island.”

Greg Mercurio, Sr Vice President of Radiation Oncology for AMS, a resident of RI, and a proven leader in advancing access to cancer care in Rhode Island, commented that “bringing proton therapy to Rhode Island will be a significant investment and great technological advancement in cancer care in Rhode Island.

The achievement of this CON is one of the three unique and local business opportunities we focused on and have successfully achieved and represents a potential growth driver for AMS locally and nationally. Currently there are only two Proton Beam Radiation Therapy Systems in operation in the Northeast and this facility being conveniently located between the New York City and Boston Proton facilities, would create greater access to this, cutting-edge, cancer-fighting technology in the Northeast.”

Ray Stachowiak concluded by noting that “to assist with these initiatives the Company has recently added executives to its senior management team with many years of expertise and success in the development, acquisition and operation of free standing radiation therapy facilities, as well as partnering with health systems to grow their oncology service lines.”

About American Shared Hospital Services (NYSE American: AMS)

AMS has been in operation for 40 years, has been a publicly traded company since 1984 and is a leading provider of creative financial and turnkey solutions to cancer treatment centers, hospitals, and large cancer networks worldwide. The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using radiation therapy and radiosurgery. The Company is vendor agnostic and provides financial support for a wide range of radiation therapy technology including linear accelerators, Proton Beam Radiation Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. As a result of a strategic initiative to acquire the majority equity interest in the RI radiation therapy facilities in May 2024, AMS has expanded its US business model from that of a supplier of technology to health care systems to that of a direct provider of cancer care to patients utilizing the latest radiation therapy technology.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2024, June 30, 2024 and September 30, 2024, the Annual Report on Form 10-K for the year ended December 31, 2023, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2024.

Contacts:

American Shared Hospital Services

Ray Stachowiak, Executive Chairman and CEO

rstachowiak@ashs.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com